Exhibit 99.1
Contacts:
Bob Newell
Vice President, Finance and Operations, Chief Financial Officer
Cardica, Inc.
(650) 331-7133
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
daryl@weisscommpartners.com
CARDICA ANNOUNCES FISCAL 2008 FIRST QUARTER FINANCIAL RESULTS
AND BUSINESS PROGRESS
REDWOOD CITY, Calif. — October 26, 2007 — Cardica, Inc. (Nasdaq: CRDC) today reported financial results and corporate progress for its fiscal 2008 first quarter ended September 30, 2007.
“During our first fiscal quarter of 2008, increasing adoption of our C-Port systems produced 48 percent growth in units sold compared to the fourth fiscal quarter of 2007,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “Contributing to this strong performance is growing adoption among surgeons performing beating heart surgery and increasing demand for the C-Port Flex A, which, with its flexible shaft design allows surgeons to attach bypass grafts in areas of the heart that are difficult to reach and facilitates closed-chest, minimally-invasive bypass procedures.”
Recent Highlights and Accomplishments
•	Trained a total of 196 surgeons on C-Port® Distal Anastomosis Systems since product introduction;

•	Increased cumulative worldwide shipments of C-Port systems to over 2,600 units, with 711 units sold in the fiscal 2008 first quarter;

•	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 6,700 units, with 840 units sold in the fiscal 2008 first quarter and the vast majority of units sold in Japan;

•	Received CE Mark approval for the C-Port Flex A Anastomosis System, a variation of Cardica’s C-Port® xA Distal Anastomosis System product line that further facilitates automated anastomosis during less invasive CABG procedures; and

•	Signed agreement with Cook Medical to expand Cook Vascular Closure Device product family.
Fiscal 2008 First Quarter Financial Results
Total revenue was approximately $1.3 million for the fiscal 2008 first quarter compared to $471,000 for the fiscal 2007 first quarter. Total product revenue was approximately $1.0 million for the fiscal 2008 first quarter compared to $458,000 for the same period in fiscal 2007. Cost of product revenue was approximately $1.0 million for the fiscal 2008 first quarter compared to $679,000 for the fiscal 2007 first quarter.

Research and development expenses were approximately $1.7 million for the fiscal 2008 first quarter compared to $1.5 million for the fiscal 2007 first quarter. Selling, general and administrative expenses for the fiscal 2008 first quarter were approximately $2.6 million compared to $2.1 million for the same period in fiscal 2007.
The net loss for the fiscal 2008 first quarter was approximately $3.7 million, or $0.27 per share, compared to a net loss of $3.6 million, or $0.37 per share, for the fiscal 2007 first quarter.
Cash and investments at September 30, 2007 were $18.9 million, compared to $23.4 million at June 30, 2007. As of September 30, 2007, there were approximately 13.6 million shares of common stock outstanding.
Financial Guidance for Fiscal 2008
For fiscal 2008, we are reiterating the guidance we provided on our fiscal 2007 fourth quarter and year-end conference call. We continue to expect total revenue of $6 million to $8 million. We continue to expect product revenue of $4 million to $5 million. In addition, we continue to expect development revenue of $2 million to $3 million. We continue to anticipate that fiscal 2008 research and development, sales, general and administrative expenses will total $20 million to $21 million, including non-cash stock-based compensation expense of approximately $2 million. We continue to expect the net loss for fiscal 2008 to be between $16 million and $18 million.
Conference Call Details
To access the live conference call on October 26, 2007 at 10:30 a.m. Eastern Time via phone, please dial 866-356-3095 from the United States and Canada or 617-597-5391 internationally. The conference ID is 81739478. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 2, 2007 and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 65858375.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of Cardica’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the call to allow for any necessary software downloads.
About Cardica, Inc.
Cardica designs and manufactures automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica provides cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure.
Cardica’s C-Port® Distal Anastomosis Systems are marketed in Europe and the United States. The PAS-Port® Proximal Anastomosis System is marketed in Europe and Japan and is being evaluated in a pivotal trial in the United States and Europe. Cardica also is developing additional devices with Cook Medical to facilitate vascular and other surgical procedures. Go to http://www.cardica.com for more information.
Forward-Looking Statements
This press release contains “forward-looking” statements, including statements relating to the commercial adoption of Cardica’s products and the matters described under the heading “Financial Guidance for Fiscal 2008.”. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “anticipated,” “expect,” and “will” or similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including risks associated with Cardica’s dependence upon the success of its current products, market acceptance of Cardica’s C-Port Distal Anastomosis Systems, manufacturing of the C-Port Distal Anastomosis Systems and PAS-Port Proximal Anastomosis System and our suppliers, Cardica’s sales, marketing and distribution strategy and capabilities, success of pre-clinical studies of and regulatory activities related to the Cook Vascular Access Closure Device and specialized PFO closure device, the timing of completion and success of the multi-national clinical trial evaluating Cardica’s PAS-Port Proximal Anastomosis System and Cardica’s need for additional funding, as well as other risks detailed from time to time in Cardica’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2007. Cardica does not undertake any obligation to update forward-looking statements. You are encouraged to read the Company’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
~ financial statements to follow~

Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended
	September 30,
	2007	2006
	(unaudited)
Revenue
Product revenue, net	$1,026	$458
Development revenue	307	—
Royalty revenue from related party	16	13

Total revenue	1,349	471

Operating costs and expenses
Cost of product revenue	1,013	679
Research and development	1,688	1,488
Selling, general and administrative	2,553	2,070

Total operating costs and expenses	5,254	4,237

Loss from operations	(3,905)	(3,766)
Interest income	270	389
Interest expense	(25)	(264)
Other income	1	—

Net loss	$(3,659)	$(3,641)

Basic and diluted net loss per share	$(0.27)	$(0.37)

Shares used in computing basic and diluted net loss per share	13,604	9,778

Condensed Balance Sheets
(amounts in thousands)

	September 30,	June 30,
	2007	2007
	(unaudited)	(Note 1)
Assets
Cash and investments	$18,858	$23,434
Other assets	4,375	3,890

Total assets	$23,233	$27,324

Liabilities and stockholders’ equity
Total current liabilities	$2,576	$3,315
Total long-term liabilities	2,000	2,020
Stockholders’ equity	18,657	21,989

Total liabilities and stockholders’ equity	$23,233	$27,324

(1)	Derived from audited financial statements